As filed with the Securities and Exchange Commission on October 29, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

METAVANTE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

WISCONSIN	39-0968604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

770 North Water Street Milwaukee, Wisconsin	53202
(Address of Principal Executive Offices)	(Zip Code)

Metavante 2007 Equity Incentive Plan

(Full title of the plan)

Copies to:

Randall J. Erickson Vice President and Secretary Metavante Holding Company 770 North Water Street Milwaukee, Wisconsin 53202	Navroz (Norrie) J. Daroga Executive Vice President, Chief Administrative Officer and Secretary Metavante Corporation 4900 West Brown Deer Road Milwaukee, WI 53223	Conrad G. Goodkind, Esq. Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202

(Name and address of agent for service)

(414) 357-2290

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share	21,650,000	$11.44	(2)	$247,676,000	(2)	$7,603.66

(1)	The Metavante 2007 Equity Incentive Plan (the “Plan”) provides by its terms for the issuance of up to 21,650,000 shares of the Registrant’s common stock, par value $0.01 per share (“common stock”). The Plan provides for the possible adjustment of the number of shares outstanding under the Plan in the event of stock splits, stock dividends, combinations or reclassifications of stock or other changes affecting the common stock. This Registration Statement therefore covers, in addition to the above stated 21,650,000 shares, an indeterminate number of shares that may become subject to the Plan by means of any such adjustment.
(2)	Pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended, estimated solely for the purpose of computing the registration fee based upon $11.44 per share, which is a reasonable estimate of the book value of the Registrant’s common stock. The book value of the Registrant’s common stock was calculated based on the total shareholder’s equity of Metavante Corporation (to be a wholly-owned subsidiary of the Registrant) as of June 30, 2007 (i.e., $1,357,290,000) divided by the number of shares of the Registrant’s common stock expected to be outstanding (i.e., 118,595,472) as of the day following the closing date of the transactions described in the Registrant’s Form S-4 Registration Statement (as defined herein), which includes the approximately 88,946,604 shares expected to be issued to the holders of record of Marshall & Ilsley common stock and the approximately 29,648,868 shares expected to be issued to WPM, L.P. (“Investor”), assuming that Investor would receive the Registrant’s common stock equal to 25% of all issued and outstanding shares of the Registrant’s common stock as of the closing date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Metavante Holding Company (the “Registrant”) are incorporated by reference in the Registration Statement:

•

the registration statement on Form S-4 (File No. 333-143143) filed by the Registrant with the Securities and Exchange Commission, as amended and declared effective (the “Form S-4 Registration Statement”);

•	the current report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 9, 2007;

•

the description of the Registrant’s common stock contained in the registration statement on Form 8-A (File No. 001-33747) filed by the Registrant with the Securities and Exchange Commission on October 16, 2007; and

•

all other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the filing of the Form S-4 Registration Statement.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the securities offered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Registrant’s restated articles of incorporation and the amended and restated by-laws of the Registrant which will become effective prior to the holding company merger (as described in the Form S-4 Registration Statement), and the Wisconsin Business Corporation Law (“WBCL”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the restated articles of incorporation and the amended and restated by-laws which are incorporated herein by reference, and the WBCL.

Limitation of Liability of Directors

Section 180.0828 of the WBCL provides that, unless a limitation in the articles of incorporation applies, a director of a Wisconsin corporation is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes:

•	a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

•	a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe it was unlawful;

•	a transaction from which the director derived an improper personal profit; or

•	willful misconduct.

The Registrant’s restated articles of incorporation will not limit these provisions as they may apply to the Registrant’s directors.

Indemnification of Officers and Directors

Section 180.0851 of the WBCL requires a corporation to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party to such proceeding because he or she was a director or officer of the corporation. In cases where a director or officer is not successful on the merits or otherwise in the defense of a proceeding, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding if such person was a party to such proceeding because he or she is a director or officer of the corporation, unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes:

•	a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•

a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful;

•	a transaction from which the director or officer derived an improper personal profit; or

•	willful misconduct.

The Registrant’s amended and restated by-laws will provide that the Registrant will indemnify its directors, officers, and employees to the fullest extent permitted by the WBCL, unless it is proven by final judicial adjudication that indemnification is prohibited. The Registrant’s amended and restated by-laws will provide that within 20 days after receipt of a written request of a director, officer or employee who is a party to a proceeding, the corporation must pay or reimburse such person’s expenses as incurred if such person provides a written affirmation of his or her good faith belief that he or she is entitled to indemnification and a written undertaking to repay all amounts advanced if it is ultimately determined that indemnification is prohibited. The Registrant’s amended and restated by-laws also will provide that the Registrant may purchase insurance on behalf of any director, officer or employee against certain liabilities, losses and expenses, whether or not the Registrant would have the power to indemnify these persons against these liabilities, losses and expenses. The Registrant’s amended and restated by-laws will provide that the right to indemnification under the amended and restated by-laws may be amended only by a subsequent vote of not less than a majority of the votes entitled to be cast by all outstanding shares of capital stock entitled to vote on such matters. The Registrant’s amended and restated by-laws also will provide that any reduction in the right to indemnification may only be prospective from the date of such vote.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit, to the extent permitted by law, indemnification, allowance of expenses and insurance for any liability incurred in connection with any proceeding involving securities regulation. In accordance with this provision, the Registrant’s amended and restated by-laws will provide for mandatory indemnification and allowance of expenses for officers, directors and employees for proceedings involving securities-related matters.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

*        *        *        *        *

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*        *        *        *        *

(h) Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on October 29, 2007.

METAVANTE HOLDING COMPANY

By:	/s/ Gregory A. Smith
Gregory A. Smith
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randall J. Erickson, Michael D. Hayford, Navroz (Norrie) J. Daroga and Cathleen A. Ebacher, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title

/s/ Gregory A. Smith	President (Principal Executive Officer and Principal Financial Officer)
Gregory A. Smith*

/s/ Patricia R. Justiliano	Vice President and Treasurer (Principal Accounting Officer)
Patricia R. Justiliano*

/s/ Michael D. Hayford	Director
Michael D. Hayford*

/s/ Ted D. Kellner	Director
Ted D. Kellner*

/s/ Dennis J. Kuester	Director
Dennis J. Kuester*

/s/ Frank R. Martire	Director
Frank R. Martire*

*	Each of the above signatures is affixed as of October 29, 2007.

Director
L. Dale Crandall

Director
Stephan A. James

Director
Dianne M. Neal

METAVANTE HOLDING COMPANY

(the “Registrant”)

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Herewith
4.1	Form of Restated Articles of Incorporation of the Registrant	Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-143143), filed with the Securities and Exchange Commission, as amended and declared effective (the “Form S-4 Registration Statement”)

4.2	Form of Amended and Restated By-laws of the Registrant	Exhibit 3.2 to the Registrant’s Form S-4 Registration Statement

5	Opinion of Quarles & Brady LLP		X

23.1	Consent of Independent Registered Public Accounting Firm of Deloitte & Touche LLP relating to Marshall & Ilsley Corporation		X

23.2	Consent of Independent Registered Public Accounting Firm of Deloitte & Touche LLP relating to Metavante Corporation (a subsidiary of Marshall & Ilsley Corporation)		X

23.3	Consent of Quarles & Brady LLP		Contained in Exhibit 5 to this Registration Statement

24	Power of Attorney		Contained in Signatures page to this Registration Statement